                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 SMART & FINAL
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          [LOGO OF SMART & FINAL(R)]

                              SMART & FINAL INC.
                            4700 SOUTH BOYLE AVENUE
                         LOS ANGELES, CALIFORNIA 90058

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 13, 1998

TO THE STOCKHOLDERS:

  The Annual Meeting of Stockholders of Smart & Final Inc. (the "Company") will be held at the Robert J. Emmons Training Center, 4719 South Boyle Avenue, Los Angeles, California 90058, on Wednesday, May 13, 1998, at 10:00 a.m., local time, for the following purposes:

    1. To elect four directors of the Company to serve until the 2001 annual meeting and their successors have been elected and qualified;

    2. To ratify the selection of Arthur Andersen LLP, independent public accountants, as auditors for the Company for the year ending January 3, 1999; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has determined that only holders of the Company's Common Stock of record at the close of business on March 26, 1998, will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

  WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ORDER THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE ANNUAL MEETING.

                                          DONALD G. ALVARADO
                                          Secretary

Los Angeles, California
April 13, 1998

                              SMART & FINAL INC.

                            4700 SOUTH BOYLE AVENUE
                         LOS ANGELES, CALIFORNIA 90058

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                    GENERAL

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smart & Final Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the Robert J. Emmons Training Center, 4719 South Boyle Avenue, Los Angeles, California 90058, on Wednesday, May 13, 1998, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice. The approximate date of mailing of this Proxy Statement and the accompanying proxy is April 13, 1998.

PROXY INFORMATION

  A stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Subject to such revocation, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted (i) to elect the nominees for director named in this Proxy Statement, and (ii) to ratify the selection of auditors. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on the election of directors and certain other matters when they have not received instructions from beneficial owners, but lack such authority on other matters. For the proposals presented below, such brokers have authority to vote on the election of directors and ratification of the selection of auditors.

RECORD DATE AND VOTING

  As of March 26, 1998, the record date fixed by the Board of Directors, the outstanding voting securities of the Company consisted of 22,410,182 shares of Common Stock, par value $.01 per share. Each stockholder of record at the close of business on March 26, 1998 is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. A majority of the shares entitled to vote will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

  In the election of directors described below, votes may be cast in favor or withheld. The 4 director nominees who receive the greatest number of votes cast in the election will be elected. Shares marked withheld or otherwise not voted in the election have no impact on the election. On other matters for which abstentions may be marked, abstention votes (but not broker non-votes) are counted in determining the total number of votes cast and thus have the effect of a vote against the proposal.

                             ELECTION OF DIRECTORS

NOMINEES

  Four directors of the Company's Board of Directors are to be elected at the Annual Meeting to hold office until the year 2001 annual meeting and until their successors are elected and qualified. The Board of Directors is currently divided into three classes serving staggered terms normally of three years each. The term of office of one class of directors expires each year, and at each annual meeting the successors to the directors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors are elected and qualified. Three directors whose terms expire this year, Pierre B. Bouchut, David J. McLaughlin, and Thomas G. Plaskett, have been nominated for re-election to a term expiring in 2001. A proposed new director, Etienne Snollaerts, has been nominated for a term commencing on May 13, 1998 and expiring in 2001. In the election of directors, unless properly instructed otherwise, the proxy holders intend to vote for the election of the nominees named below. It is not anticipated that any of the nominees will decline or be unable to serve as a director. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated to fill the vacancy by the present Board of Directors.

  Louis E. Scott has retired, and Roger M. Laverty, III (whose term would have expired in 1998), and Martin A. Lynch and Georges Plassat (whose terms would have expired in 1999) have resigned from the Company's Board of Directors.

  For purposes of reference below, Casino Guichard-Perrachon, S.A. ("Casino France"), a publicly traded French joint stock limited liability company, is the principal shareholder of Casino USA, Inc. ("Casino USA"). Casino USA acquired the Company's then parent company in 1984 and is currently the record holder of more than 50% of the Company's Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." Casino France and its subsidiaries are currently engaged in retail grocery, restaurant, food production and other businesses in parts of Europe, South America and Asia and, through the Company, the United States.

  The following table sets forth certain information concerning each person nominated for election as a director of the Company:

                                                           DIRECTOR  YEAR TERM
   NAME                                                AGE  SINCE   WOULD EXPIRE
   ----                                                --- -------- ------------
   Pierre B. Bouchut..................................  42   1994       2001
   David J. McLaughlin................................  62   1990       2001
   Thomas G. Plaskett.................................  54   1994       2001
   Etienne Snollaerts.................................  42    n/a       2001

  Pierre B. Bouchut. Mr. Bouchut has been a director of the Company since December 1994. Mr. Bouchut has been a member of the Board of Directors of Casino France since September 1996 and its Director of Finance since 1990. Mr. Bouchut was an associate at McKinsey & Company Inc. (management consulting) from 1988 to 1990.

  David J. McLaughlin. Mr. McLaughlin has been a director of the Company since 1990 and currently serves on the Audit and Compensation Committees. He has been President and Chief Executive Officer of Troy Biosciences Incorporated (biotechnology) since July 1996. He has been a director of Scientific Atlanta, Inc. (communications and instrumentation products) since 1987, Troy Biosciences Incorporated since 1994 and Evolve Software, Inc. (enterprise software) since July 1995.

  Thomas G. Plaskett. Mr. Plaskett has been a director of the Company since April 1994 and currently serves on the Audit and Compensation Committees. Mr. Plaskett also has been the Chairman of the Board of Greyhound Lines, Inc. (transportation) since February 1995 and the Managing Director of Fox Run Capital Associates (private financial advisory and venture capital services) since November 1991. From 1992 to the present, Mr. Plaskett has been a director of Neostar Retail Group, Inc. (formerly, Babbage's, Inc.) (personal computer software), and in September, 1996 was elected Chairman of Neostar, which on September 16, 1996 filed a petition for insolvency under Federal bankruptcy laws. From 1988 to September 1991, he was Chairman and Chief Executive Officer of Pan Am Corporation (commercial airline). On January 8, 1991, Pan Am Corporation filed a petition for insolvency under Federal bankruptcy laws. Mr. Plaskett has been a director of Tandy Corporation (retail electronics) since 1986. He has also been a member of the Organization and Compensation Committee of Tandy Corporation since 1993 and a member of the Compensation Committee of Neostar Retail Group, Inc. since March 1995.

  Etienne Snollaerts. Mr. Snollaerts is a Director of Casino France responsible for purchasing and distribution. He previously served with Casino France and its subsidiaries since 1985 as a Director in retail distribution, store operations and information systems. Prior to joining Casino France, he was a management consultant with Alexander Proudfoot Company.

DIRECTORS CONTINUING IN OFFICE

  The following table sets forth certain information concerning the directors of the Company continuing in office:

                                                            DIRECTOR  YEAR TERM
   NAME                                                 AGE  SINCE   WILL EXPIRE
   ----                                                 --- -------- -----------
   Jean-Louis Bourgier.................................  51   1997      1999
   Christian P. Couvreux...............................  47   1997      2000
   Timm F. Crull.......................................  67   1994      1999
   Robert J. Emmons....................................  63   1984      2000
   James S. Gold.......................................  46   1994      2000
   Antoine Guichard....................................  70   1986      2000
   Ross E. Roeder......................................  60   1984      1999

  Jean-Louis Bourgier. Mr. Bourgier was appointed to the Board of Directors in September, 1997. Mr. Bourgier is Deputy Managing Director of Casino France in charge of the international activities of Groupe Casino. He has previously served with Casino France since 1989, as chief operating officer of the restaurant, supermarket and "superettes" divisions, managing director of the headquarters operation and general counsel.

  Christian P. Couvreux. Mr. Couvreux is Executive Director and Deputy General Manager of Casino France responsible for overall strategy, purchasing, logistics and marketing. Mr. Couvreux has been associated with Casino France since 1990 when Casino France purchased La Ruche Meridionale, a French international trading company of which Mr. Couvreux held several positions including Chief Executive Officer.

  Timm F. Crull. Mr. Crull has been a director of the Company since December 1994, currently serves on the Audit Committee, and is Chairman of the Compensation Committee. Mr. Crull was Chairman of the Board and Chief Executive Officer of Nestle USA, Inc. (food and related products) from 1991 until his retirement in 1994. He held the position of Chairman of the Board and President of Carnation Company (food and related products) from 1985 to the beginning of 1990. Mr. Crull has been a director of BankAmerica Corporation (banking) since 1984, a director of Hallmark Cards, Inc. (greeting cards) since 1984 and a director of Dreyers Grand Ice Cream Inc. (ice cream manufacturer) since 1995. He has also been a member of the Executive Personnel and Compensation and Executive Committees of BankAmerica Corporation and a member of the Compensation and Audit Committees of Hallmark Cards, Inc. and of Dreyers Grand Ice Cream since 1995.

  Robert J. Emmons. Mr. Emmons has been Chairman of the Board of Directors of the Company since 1984, when its then parent company was acquired by Casino USA. In December 1997, Mr. Emmons reassumed the position of Chief Executive Officer of the Company, a position which he previously held from 1984 until December 1993. He was President of the Company from 1984 until January 1993. He is also Chairman of the Board, Chief Executive Officer and Chief Financial Officer of Casino USA. Casino France has agreed until March 7, 1999 to cause the shares owned by Casino USA to be voted for the election of Mr. Emmons to the Company's Board of Directors. Prior to 1984, Mr. Emmons had been President and Chief Executive Officer of LTI Corporation (food machinery manufacturer), Master Host International (hotel/restaurant chain), The Institute for Management and Marketing Studies (international consulting) and Vice President and General Manager of Baskin Robbins (ice cream franchise retailer).

  James S. Gold. Mr. Gold has been a director of the Company since April 1994. Mr. Gold was a General Partner of Lazard Freres & Co. (investment banking) from 1985 until May 1995, when he became a Managing Director of Lazard Freres & Co., LLC. He has been associated with that firm since 1977. He is also a director of the Hain Food Group.

  Antoine Guichard. Mr. Guichard has been a director of the Company since 1986. Mr. Guichard is the Secretary and a director of Casino USA and has been Chairman of the Executive Committee of Casino France since 1994. Prior to the reorganization, he was a gerant (managing partner) of Casino France's predecessor since 1966.

  Ross E. Roeder. Mr. Roeder has been a director of the Company since 1984, and currently serves as Chairman of the Audit Committee, a member of the Compensation Committee and is a member of the Board of Directors of the Company's foodservice subsidiaries, Smart & Final Foodservice Distributors (formerly named Port Stockton Foodservice Distributors, Inc.) and Henry Lee Company. Mr. Roeder is Chairman of Morgan-Kaufman Publishers, Inc. (publishers of computer science text and reference books), where he has been a director since 1986. He has also been Chairman of HTI Technologies Inc. (a manufacturer of medical and remote sensing equipment) since 1987. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company (building and civil engineering). Prior to 1986, he was President, Chief Executive Officer and Chief Operating Officer of Fotomat Corp. (photographic supplies and equipment).

SPECIAL COMMITTEES AND ATTENDANCE AT MEETINGS

  The Board of Directors has an Audit Committee which until May 1997, consisted of Messrs. Roeder (as Chairman), McLaughlin, and until his retirement, Scott. Messrs. Crull and Plaskett were appointed to the Audit Committee in September, 1997. The Audit Committee makes recommendations regarding the selection of independent public accountants, reviews reports from the independent public accountants and reviews with them the scope and results of the audit engagement. During fiscal 1997, there were two regular meetings and one special meeting (which was held telephonically) of the Audit Committee.

  The Board of Directors also has a Compensation Committee, which during fiscal 1997, consisted of Messrs. Crull (as Chairman), McLaughlin, Plaskett, Roeder and until his retirement, Scott. The Compensation Committee (i) approves salary practices and base salary amounts for executive personnel;
(ii) approves the structure of and determines awards under the Company's annual incentive bonus plan for executive officers; (iii) makes awards under the Company's stock plans; (iv) approves the strategy and structure of the Company's other employee plans and benefits; and (v) with input from the Governance Committee, makes recommendations to the Board of Directors with respect to base salary and incentive compensation of the Chief Executive Officer. During fiscal 1997, the Compensation Committee met five times.

  The Board of Directors also has a Governance Committee consisting of Messrs. Emmons (as Chairman), Scott (until May 1997) and Guichard. The Governance Committee acts as a nominating committee, seeking out, evaluating and recommending to the Board qualified nominees for election as directors of the Company and considering other matters pertaining to the size and composition of the Board. The Governance Committee gives appropriate consideration to qualified individuals recommended by stockholders for nomination as directors of the Company, provided that such recommendations are accompanied by information sufficient to enable the Governance Committee to evaluate the qualifications of such individuals. The Governance Committee also coordinates the formal evaluation of the Chief Executive Officer's performance and gives input to the Compensation Committee with respect to the base salary and incentive compensation of the Chief Executive Officer. During fiscal 1997, the Governance Committee met two times.

  The Board of Directors also has an Executive Operating Committee consisting, during fiscal 1997, of Messrs. Emmons (as Chairman), Laverty and Lynch. The Executive Operating Committee monitors the growth and development of the Company's store and other operations for compliance with the Company's strategic plan. The Executive Operating Committee has no authority to act in lieu of or independent from the Board of Directors. During fiscal 1997, the Executive Operating Committee met at least monthly, on an as needed basis.

  During fiscal 1997, the Board of Directors held four regular meetings. Each director with the exception of Mr. Couvreux attended at least 75% of the aggregate of the total meetings of the Board during his tenure as a Board member and of the total meetings of any committees on which he served.

COMPENSATION OF DIRECTORS

  During fiscal 1997, the Company's non-employee directors who served an entire fiscal year (Messrs. Bouchut, Crull, Gold, Guichard, McLaughlin, Plaskett, and Roeder) were paid an annual fee consisting of $20,000 in cash. Those non-employee directors who served a partial year (Messrs. Bourgier, Couvreux and Scott) were paid prorated fees of $10,000, $12,857.14 and $10,000, respectively. Each non-employee director who was in office on May 1, 1997 received 516 shares of the Company's common stock (valued at approximately $10,000 on the date of award) in accordance with the Company's Non-Employee Director Stock Plan. Each non-employee director also received $1,000 in cash for each Board meeting (including subsidiary Board meetings) and each committee meeting attended in person and $500 in cash for each such meeting attended by telephone. Expenses incurred in attending meetings in person are reimbursable. Directors who are employees of the Company or its subsidiaries (including Mr. Emmons) are not compensated for service as members of the Board or any committee of the Board. In 1997, Mr. Roeder received consulting fees of $10,000 for management consulting services related the Company's purchase of 91 properties and leasehold interests from Casino USA and its subsidiary, which purchase was approved by the stockholders of the Company at a special meeting held February 19, 1997. In 1998, Mr. Roeder will receive consulting fees of $1,000 per day of service for his assistance with the Company's Florida operations. In early 1998 Mr. Roeder received a grant of 15,000 options under the Stock Incentive Plan in connection with his consulting services.

  Under the Company's Stock Incentive Plan, as amended, any newly elected or appointed non-employee director receives an automatic grant of options to purchase 22,500 shares of the Company's Common Stock, as of the date of his or her initial appointment or election. Such options are nonqualified stock options, have exercise prices equal to the fair market value of the Common Stock at the date of grant, have to be exercised within ten years after the date of grant and are subject to early termination in the event the option holder ceases to be a director, becomes permanently disabled or dies. One-third of these options become exercisable two years after the date of grant and each year thereafter, so that 100% would be exercisable four years after the date of grant.

  Under the Company's Non-Employee Director Stock Plan, which was approved by the shareholders at the 1996 annual meeting, an award of shares is automatically made as May 1 of each year to each non-employee director who is serving as such on the award date. For purposes of the Non-Employee Director Stock Plan, an eligible non-employee director is one who is a member of the Company's Board of Directors, who is not and has not been an employee of the Company or its direct or indirect subsidiaries and who is paid an annual cash retainer fee for his services as a director. Currently, Messrs. Bouchut, Bourgier, Couvreux, Crull, Guichard, Gold, McLaughlin, Plaskett, and Roeder would be considered eligible non-employee directors under the Non-Employee Director Stock Plan. Each share award comprises that number of shares equal to the quotient of $10,000 divided by the fair market value of a share on the award date as defined in the plan. Cash is paid in lieu of fractional shares. Any shares awarded must be held by such non-employee director for at least six months after the award date.

  The stockholders of the Company approved a Long Term Equity Compensation Plan ("Equity Compensation Plan") in May 1997. All directors are eligible to receive awards under this Plan, which is administered by the Compensation Committee of the Company's Board of Directors. No awards under the Equity Compensation Plan were made to non-employee Directors in 1997.

  The Company also has a Directors Deferred Compensation Plan (the "Directors Deferred Compensation Plan"), in which the Company's directors are eligible to defer pre-tax up to 100% of their director's cash fees (with a minimum annual deferral of $2,500). Participation is voluntary on an annual basis. Deferrals are credited to a special bookkeeping account in the participant's name, and earnings on deferrals are indexed to certain investment fund options. The Company pays all benefits and costs from its general assets and, while it has created a non-qualified grantor trust whose assets will be used to pay benefits and defray expenses, the assets of the trust will be subject to the claims of the Company's general creditors in the event of the Company's insolvency or bankruptcy. In general, participants will receive benefits under the Directors Deferred Compensation Plan after retirement in one of four pre-elected payment options, one lump-sum payment or a stream of five, ten or 15 annual payments. Limited withdrawals prior to retirement are permitted in accordance with the terms of the Directors Deferred Compensation Plan. The Directors Deferred Compensation Plan also provides additional death benefits in the event of death prior to retirement.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE NAMED ABOVE.

EXECUTIVE OFFICERS

  The following table sets forth the names, ages and titles of the executive officers of the Company, Smart & Final Stores, American Foodservice Distributors, Inc. ("American Foodservice Distributors"), Port Stockton Food Distributors, Inc. (now doing business as Smart & Final Foodservice Distributors ("Port Stockton") and Henry Lee Company ("Henry Lee"):

             NAME              AGE                     TITLE
             ----              ---                     -----
 Robert J. Emmons............   63 Chairman of the Board of Directors and Chief
                                    Executive Officer of the Company(1)
 Roger M. Laverty, III.......   50 President and Chief Operating Officer of the
                                    Company, Smart & Final Stores and American
                                    Foodservice Distributors(2)
 Martin A. Lynch.............   60 Executive Vice President and Chief Financial
                                    Officer of the Company, Smart & Final
                                    Stores and American Foodservice
                                    Distributors
 Dennis L. Chiavelli.........   52 Executive Vice President of the Company and
                                    Executive Vice President, Operations of
                                    Smart & Final Stores
 Donald G. Alvarado..........   43 Senior Vice President, Law/Development and
                                    Secretary of the Company and Smart & Final
                                    Stores and Vice President and Secretary,
                                    American Foodservice Distributors
 Gerald L.Good...............   55 Executive Vice President, Buying, Marketing
                                    and Distribution of Smart & Final Stores
 James O. Crittenden.........   51 Vice President, Buying and Merchandising of
                                    Smart & Final Stores
 John R. Goneau, Jr..........   40 President and Chief Operating Officer of
                                    Port Stockton
 Abdul S. Mirza..............   49 Vice President, Accounting of Smart & Final
                                    Stores
 Suzanne Mullins.............   45 Senior Vice President, Operations of Smart &
                                    Final Stores and Vice President, American
                                    Foodservice Distributors
 Amy J. Parker...............   40 Vice President, Marketing of Smart & Final
                                    Stores
 Michael Primrose............   47 President and Chief Executive Officer of
                                    Henry Lee(3)
 James E. Robinson...........   50 Vice President, Human Resources of Smart &
                                    Final Stores
 Edward I. Sternlieb.........   51 Chairman of the Board of Henry Lee

--------
(1) Mr. Emmons assumed the position of Chief Executive Officer in December
    1997.

(2) Mr. Laverty served as Chief Executive Officer until December 1997 and will serve as President until April 30, 1998.

(3) Effective September 1997.

  Executive officers of the Company are appointed by the Board of Directors of the Company and serve at the Board's discretion.

  Donald G. Alvarado. Mr. Alvarado was named Senior Vice President, Law/Development of the Company and Smart & Final Stores in September 1996 and continues as Secretary of the Company, American Foodservice Distributors and Smart & Final Stores. From 1991 until September 1996 he served as Vice President, General Counsel and Secretary of the Company. He joined the Company in 1987 as Assistant General Counsel and was appointed Secretary in 1989. He has been Secretary of Smart & Final Stores since 1990. He was also Assistant Secretary of Casino USA and Casino Realty from 1989 to January 1994.

  Dennis L. Chiavelli. Mr. Chiavelli was named Executive Vice President, Operations of the Company and Smart & Final Stores in September 1996. From September 1991 to September 1996 he served as Senior Vice President of Operations and Development of Smart & Final Stores. Earlier in 1991, he was Executive Vice President, Real Estate of Casino Realty, Inc. ("Casino Realty"), a wholly owned subsidiary of Casino USA. He was a Vice President and General Manager of Casino Realty and a Vice President of Casino USA from late 1987 to early 1991.

  James O. Crittenden. Mr. Crittenden rejoined Smart & Final Stores in July 1997 as Vice President, Buying and Merchandising. He previously served as Director and then Vice President of Buying from 1987 until 1994 when he left to pursue other opportunities. Mr. Crittenden held the position of Vice President, Sales and Merchandising at American Stores Corporation from 1994 until his return to Smart & Final Stores.

  Robert J. Emmons. (See "Directors Continuing in Office" above.)

  Gerald L. Good. Mr. Good joined Smart & Final Stores in August 1997 as Executive Vice President, Buying, Marketing and Distribution, after 14 years with The Great Atlantic and Pacific Tea Company, Inc., the parent company for over 900 A&P Supermarkets, where he was most recently executive vice president of merchandising and marketing. Mr. Good also served as CEO of A&P Canada, a $1.5 billion subsidiary, for two years.

  John R. Goneau, Jr. Mr. Goneau has been President and Chief Operating Officer of Port Stockton since August 1994. He was previously Vice President, Warehouse and Distribution for Smart & Final Stores from 1993 to 1994 and Director of Warehousing from December 1990 to 1993. Prior to that, Mr. Goneau held various operations positions since joining Smart & Final Stores in 1977.

  Roger M. Laverty, III. Through early December 1997, Mr. Laverty served as Chief Executive Officer of the Company, a position he has held since January 1994, and, until April 30, 1998 will serve as President and Chief Operating Officer of the Company. Mr. Laverty was a director of the Company from February 1993 until December 1997, when he and the Company reached an agreement detailing the terms of Mr. Laverty's separation from the Company (see "Laverty Employment Agreement").

  Martin A. Lynch. In February 1998, Mr. Lynch resigned from the Board of Directors of the Company on which he has served since February, 1993. Mr. Lynch continues to serve as Executive Vice President and Chief Financial Officer of the Company, American Foodservice Distributors and Smart & Final Stores, positions he has held since joining them in 1989. From 1989 to January 1994, he was also Executive Vice President and Chief Financial Officer for Casino USA, Inc. ("Casino USA"), a principal stockholder of the Company. Prior to joining the Company, Mr. Lynch was Executive Vice President and Chief Financial Officer of San Francisco-based Duty Free Shoppers Group, Ltd. (retail) from 1984 to 1989. He served in a number of key positions with Los Angeles-based Tiger International (transportation and financial services) from 1970 to 1984 including the position of Senior Vice President, Chief Financial Officer from 1976 to 1984. Mr. Lynch's earlier experience includes merger and acquisition activities at Scot Lad Foods, Inc. (retail grocery) and service as audit manager for Price Waterhouse & Company (accounting) in Chicago.

  Abdul S. Mirza. Mr. Mirza has been Vice President, Accounting for Smart & Final Stores since joining Smart & Final Stores in June 1995. He previously held various positions at Ralphs Grocery Company including, from 1988 until June 1995, Director of Accounting.

  Suzanne Mullins. Ms. Mullins was appointed Senior Vice President, Store Operations of Smart & Final Stores in July 1997. She was previously Vice President, Buying for Smart & Final Stores from August 1994 until her promotion and Vice President, Operations of Smart & Final Stores from 1991 to 1994. Prior to that, Ms. Mullins held various store operations positions, including District Manager, since joining Smart & Final Stores in 1987. Ms. Mullins was appointed Vice President of American Foodservice Distributors in 1997.

  Amy J. Parker. Ms. Parker has been Vice President, Marketing for Smart & Final Stores since February 1994. Ms. Parker was previously Director of Marketing for Smart & Final Stores from July 1993 to February 1994. From 1984 to July 1993, Ms. Parker was with Taco Bell Corporation, a subsidiary of Pepsico, Inc., during which time she held the positions of Director of Strategic Marketing from August 1991 to July 1993 and Director of New Product Marketing from May 1990 to August 1991.

  Michael Primrose. Mr. Primrose joined Henry Lee in February 1997 as Chief Operating Officer and Executive Vice President. He was promoted to President and Chief Executive Officer of that subsidiary in September, 1997. From 1985 until he joined Henry Lee, Mr. Primrose was with Alliant Foodservice (formerly Kraft Foodservice) in Indianapolis, Indiana, where he served as President from 1995 to February, 1997, General Manager from July, 1986 to 1995, and prior to that, Sales Manager.

  James E. Robinson. Mr. Robinson has been Vice President, Human Resources for Smart & Final Stores since December 1994. He was previously a Senior Vice President of Human Resources of Zenith National Insurance Corporation from 1992 to 1994. Prior to that, he was a Senior Vice President of the Holden Group of Companies from 1986 to 1992.

  Edward I. Sternlieb. Mr. Sternlieb served as President of Henry Lee from 1982 when Henry Lee was privately owned by his family, until September 1997 when he became Chairman of its Board of Directors. He also served as Chief Operating Officer from 1982 through 1996. The Company acquired Henry Lee in November 1994. Mr. Sternlieb also held various other operating positions at Henry Lee since joining the company in 1974. In early 1998, Mr. Sternlieb became a consultant to Henry Lee (see "Sternlieb Employment Agreements").

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee's basic philosophy (which is intended to apply to all Company management, including the Chief Executive Officer) is to provide competitive levels of compensation, designed to motivate, retain and attract management, with incentives linked to the Company's financial performance, enhanced stockholder value and personal performance. Executive compensation generally consists of the following main components: (i) a base salary, (ii) an annual incentive bonus and (iii) the opportunity to receive stock options, stock appreciation rights and other performance-based compensation under the Stock Incentive Plan and Equity Compensation Plan.

  Base Salaries. Base salaries for executive officers are reviewed annually and designed to be competitive with salaries paid at other companies of comparable size and complexity in the retail and wholesale food distribution business and in other comparable businesses (including, for example, certain non-food, multi-unit retail companies). The Compensation Committee uses these companies for comparative purposes because it believes that the Company competes with these companies in attracting and maintaining the Company's management. Information on these companies is collected by the Compensation Committee from published industry surveys and a reference group of about 50 public and private companies, including certain companies contained in the Dow Jones Food Retailers and Wholesalers Index (shown on the following Performance Graph). The Compensation Committee's policy is to adjust salaries in a way that recognizes executive performance and responsibilities, and enables the Company to attract and retain highly qualified executives. In fiscal 1997, executive base salaries (other than for the Chief Executive Officer) were increased an average of 7.3% (ranging from 0% to 20.0%), and, consistent with the Compensation Committee's policy objectives, were at median levels among the comparison companies. During fiscal 1997, Mr. Emmons received the compensation set by his Employment Agreement with the Company and for his services as Chairman of the Executive Operating Committee described below, without adjustment by the Compensation Committee. Mr. Emmons' base salary was adjusted for fiscal 1998 pursuant to an amendment to his Employment Agreement (see "Emmons Employment Agreements").

  Annual Incentive Bonus Plan. The Compensation Committee believes that the annual incentive bonus plan is an integral part of the overall compensation package offered to the Company's executive officers. The Compensation Committee specifically approves bonus amounts for executive officers, and the Compensation Committee, with input from the Governance Committee, determines the bonus amount for the Chief Executive Officer. Based on its review of the annual incentive bonus plan commenced in late 1993, the Compensation

Committee narrowed the criteria used to determine corporate performance goals to a single factor--corporate earnings per share. As a result, the target bonus amount for executive officers was based almost entirely on the attainment of certain corporate earnings per share, with a small portion of the target bonus amount based on the attainment of approximately five to eight individual performance goals. Once goals were selected, competitive target bonuses were established at median levels based on the same comparative criteria used to establish base salary levels, with amounts varying by the level of responsibility. In fiscal 1997, target bonuses ranged from 30% of base salary for regional vice presidents to 60% of base salary for senior management (other than the Chief Executive Officer). Mr. Emmons was not eligible for a bonus award in fiscal 1997.

  Actual bonus amounts are determined after the fiscal year end. At that time, the Chief Executive Officer meets with the Compensation Committee to review the performance of the executive officers (other than himself) and present his recommendations for their actual bonus amounts. The Compensation Committee awarded no bonuses in fiscal 1997 because the Company did not achieve its targeted financial goals for the year. Certain bonuses guaranteed pursuant to employment agreements to two executive officers (other than the Chief Executive Officer) averaged approximately 34% of their base salaries.

  Executive Severance Plan. In 1997 the Board of Directors approved implementation of an Executive Severance Plan ("Severance Plan") covering the executive officers of the Company. The Severance Plan provides for the payment of continued salary, a percentage of the target bonus, continuation of medical insurance benefits and certain other benefits in the event of an involuntary termination of a covered executive officer's employment. The Severance Plan provides for the payment of continued salary benefits for a minimum of twelve months or one month for every year of employment, whichever is less. No benefits are payable if the officer is terminated by the Company for cause. In the event that a participant finds employment during the period in which benefits are payable, Severance Plan benefits are offset by the salary and other benefits received from the new employer. The Severance Plan also provides for payment of certain benefits in the event of a change in control of the Company. In the event of a termination due to retirement, disability or death, benefits are paid in accordance with the company's pension and/or disability plans.

  Chief Executive Officer Compensation. The Compensation and Governance Committees have established a formal process for evaluating the Chief Executive Officer's performance. This process is coordinated by the Governance Committee and has historically begun after the end of the fiscal year with a written self-assessment presented by the Chief Executive Officer to the Compensation and Governance Committees. So as to allow sufficient time for thorough review and discussion, this process begins at the last scheduled Committee meeting of the fiscal year (typically held in late November or early December). The Chief Executive Officer's self-assessment is shared with the entire Board who are invited to comment to the Governance and Compensation Committees as appropriate.

  Mr. Laverty's minimum base salary for fiscal 1997 was set by his Employment Agreement with the Company. See "Executive Compensation--Laverty Agreements" below. The base salary and bonus amount were established at median levels based on the same comparative criteria used to establish base salary levels for all executive officers. Mr. Laverty's target bonus amount for fiscal 1997 was based entirely on the attainment of certain corporate earnings per share and was set at 100% of his adjusted base salary. No bonus was awarded to Mr. Laverty in 1997.

  Stock Incentive Plan. The Company's Stock Incentive Plan currently authorizes the issuance of options covering up to 2,450,000 shares of the Company's Common Stock. Currently, there are 430 participants in the Stock Incentive Plan. The Compensation Committee has the discretion to determine the number of options granted to officers and key employees, and awards of options generally increase as a function of higher positions of responsibility in the Company. For fiscal 1997, the Compensation Committee granted no options to the Chief Executive Officer or the other executive officers under the Stock Incentive Plan.

  Long-Term Equity Compensation Plan. As a result of the work performed by the Company's executive compensation consultant, Hewitt and Associates, the Compensation Committee approved and recommended to the Board of Directors in early 1997 a new Long-Term Equity Compensation Plan ("Equity Compensation Plan") approved by the Company's stockholders at the annual meeting held May 9, 1997. Under guidelines set by the Compensation Committee, incentive-based compensation constitutes a greater portion of executives' potential long-term pay pursuant to awards granted. Primary objectives of the Equity Compensation Plan are to optimize the profitability and growth of the Company through incentives which are consistent with the Company's goals and which link the personal interests of participants in the Equity Compensation Plan to those of the Company's stockholders. For fiscal 1997, the Compensation Committee granted a total of 52,857 options to Mr. Laverty and 214,500 options to other executive officers under the Equity Compensation Plan. The Committee also granted a total of 20,000 shares of restricted stock to Mr. Laverty and 187,500 shares of restricted stock to other executive officers under the Equity Compensation Plan.

  Supplemental Executive Retirement Plan. Beginning in 1998, the Company will provide a Supplemental Executive Retirement Plan ("SERP") to its key executives and other highly compensated employees which will provide a for a single life annuity to be payable monthly, commencing at age 65 or upon the participant's early retirement or disability as those terms are defined in the SERP plan document. A participant or his or her survivor may also be entitled to receive benefits under the SERP in the event of a change in control of the Company, or in the event the participant dies prior to the participant's retirement, disability or termination of employment. The amount of the annuity benefit is determined by multiplying the standard benefit percentage assigned to each participant according to his or her title and position by the average of the final five calendar years of a participant's compensation. Participants in the SERP are selected by the Plan Administrator appointed by the Board of Directors of the Company. The SERP is administered by a third party administrator. There are currently 22 participants in the SERP including all of the executive officers.

  Certain Other Benefits. The Company provides medical and pension benefits to the executive officers that are generally available to all full-time employees of the Company. (See "Executive Compensation--Pension Plan and 401(k) Savings Plan") below. The Company also provides certain perquisites to its executive officers, including, depending upon the executive officer, reimbursement of tax preparation and/or financial planning expenses, club dues and moving expenses, car allowances and executive medical coverage.

  Other Matters. The Compensation Committee has reviewed the Company's compensation plans with regard to the deductibility limitation contained in
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The Compensation Committee has decided at present not to alter the Company's compensation plans to comply with the deductibility requirements of Section 162(m). The Compensation Committee will continue to review the issue and monitor whether the Company's compensation plans should be amended in the future to meet the deductibility requirements. The Equity Compensation Plan provides that at all times when Internal Revenue Code Section 162(m) is applicable, all awards granted under the Equity Compensation Plan shall comply with the requirements of that Section, although the Compensation Committee may determine that such compliance is not desired with respect to any particular award.

       COMPENSATION COMMITTEE   GOVERNANCE COMMITTEE
       Timm F. Crull, Chairman  Robert J. Emmons, Chairman
       David J. McLaughlin      Antoine Guichard
       Thomas G. Plaskett
       Ross E. Roeder

PERFORMANCE GRAPH

  The graph below compares the cumulative total stockholder return on the Company's Common Stock since its initial public offering with the cumulative total return on the Dow Jones Equity Market Index and the Dow Jones Food Retailers and Wholesalers Index over the same period (assuming the investment of $100 and the reinvestment of all dividends).

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG SMART & FINAL INC., DOW JONES AND DOW JONES FDR

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period                                       DOW
(Fiscal Year Covered)            SMF        DOW JONES    JONES FDR
-------------------          ----------     ---------    ----------
Measurement Pt-  12/31/93    $100.0         $100.0       $100.0
FYE   12/31/94               $105.5         $100.7       $100.9
FYE   12/31/95               $161.6         $138.7       $127.7
FYE   12/31/96               $163.9         $170.7       $157.6
FYE   12/31/97               $139.7         $228.6       $213.6



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Decisions on compensation of the Company's executive officers are generally made by the Compensation Committee of the Board, and decisions on the compensation of the Company's Chief Executive Officer are generally made by the Compensation Committee and the Governance Committee. All such decisions relating to the compensation of executive officers are reviewed, and in fiscal 1997 were approved without change, by the full Board. In fiscal 1997, the Compensation Committee consisted of Messrs. Crull, McLaughlin, Plaskett, Roeder and until his retirement, Scott. Since the beginning of fiscal 1995, the Governance Committee has consisted of Messrs. Emmons (as Chairman), Guichard and, until his retirement, Scott. Mr. Emmons did not participate in any decisions that affected him. Except for Mr. Emmons (who is currently Chairman of the Board and Chief Executive Officer of the Company), no other member of the Compensation Committee or the Governance Committee is now or ever has been an employee of the Company or its subsidiaries. Messrs. Emmons and Guichard are directors of Casino USA and affiliated with Casino France. Mr. Emmons also serves as Chairman of the Board, Chief Executive Officer and Chief Financial Officer of Casino USA.

  Mr. Emmons, Casino USA, Casino France and the Company are parties to a Stock Purchase Agreement dated March 7, 1989, (the "Stock Purchase Agreement"), under which Mr. Emmons is obligated to purchase from the Company a total of 1,890,000 shares of Common Stock. Upon execution of the Stock Purchase Agreement, Mr. Emmons purchased 1,260,000 shares of Common Stock for approximately $5.44 million. Subsequently, Mr. Emmons, as an individual and as trustee for the Institute for Management and Marketing Studies Trust (the "IMMS Trust"), purchased an additional 262,500 shares for approximately $1.26 million. In December, 1992, Mr. Emmons, as trustee under the Robert and Christine Emmons Family Trust, purchased an additional 154,500 shares for approximately $768,000. In December, 1993, Mr. Emmons, as trustee under the Robert and Christine Emmons Family Trust, purchased an additional 70,000 shares for approximately $394,100.

The remaining 143,000 shares must be purchased by March 7, 1999. In 1996, the Stock Purchase Agreement was amended to provide for a fixed price for the remaining shares of $8.90, which represented the book value of the Company's common stock at the end of fiscal 1996. Previously, the Stock Purchase Agreement provided that the purchase price would be calculated at the book value of the shares as of the end of the fiscal year immediately preceding the year of purchase, as determined by the Company's annual audited financial statements. The Stock Purchase Agreement also provides Casino USA with a right of first refusal to purchase any shares of Common Stock that Mr. Emmons may determine to sell. The Stock Purchase Agreement provides that in the event the Company proposes to register any of the shares of Common Stock or other securities under the Securities Act of 1933, it must include in such registration all of the shares that Mr. Emmons requests to be registered, pay the fees and expenses of any such offering (excluding underwriting discounts) and indemnify Mr. Emmons against certain liabilities that may arise in connection with any such offering. The Stock Purchase Agreement further provides that Casino France, until March 7, 1999, will cause shares held by Casino USA to be voted for the election of Mr. Emmons to the Board of Directors.

  The Company, Casino USA and Mr. Emmons are also parties to a Registration Rights Agreement, as amended, pursuant to which the Company agreed that upon the request of Casino USA or Mr. Emmons, on up to three occasions for each of them, the Company will register under the Securities Act of 1933 and applicable state securities laws the sale of the Common Stock owned by Casino USA or Mr. Emmons. The Company's obligation is subject to certain limitations relating to a minimum amount of Common Stock required for registration, the timing and number of registrations and other similar matters. In addition, the Company is not obligated to register the Common Stock when, in the good faith judgment of its Board of Directors, such registration would materially adversely affect a pending or proposed public offering of the Company's securities or certain other transactions. The Company is also obligated to offer Casino USA and Mr. Emmons the right to include shares of Common Stock owned by them in certain registration statements filed by the Company. The Company also agreed to indemnify Mr. Emmons and Casino USA against certain liabilities under the Securities Act of 1933 in connection with any such offerings. The Company is obligated to pay all expenses incidental to such registrations, excluding underwriters' discounts and commissions allocable to the sale of Common Stock offered by Casino USA or Mr. Emmons.

  At a special meeting of stockholders of the Company held on February 19, 1997, the stockholders approved the acquisition by the Company (pursuant to an Agreement for Conveyance of Real Property, as amended) of 91 properties with a net book value of $71,440,000 from Casino USA and its wholly-owned subsidiary Casino Realty, Inc. (collectively "Casino") which were being operated as Smart & Final stores, office and warehouse facilities for a purchase price of approximately $76 million (the "Casino Transaction"). The purchase consideration for the Casino Transaction consisted of 1,625,000 shares of the Company's common stock valued at $23.375 per share and $38,000,000 in two five-year unsecured notes. As part of the Casino Transaction the Company agreed to assist in and assure Casino the sale of certain properties by December 31, 1998 that are not being operated as stores for aggregate sales proceeds of $5.7 million, with the first $500,000 of any excess proceeds being paid to the Company and any remaining proceeds split 2/3 to Casino and 1/3 to the Company. As of fiscal year end, the Company had sold eight of the twelve properties for total gross sales proceeds of $2,407,000. Casino also agreed to pay to the Company certain management and administrative fees in connection with the properties. Of the 167 Smart & Final Stores facilities operating in the United States at fiscal year end, the Company leased 86 properties directly from third party lessors, with an average remaining lease term of 13 years, and 12 properties under its two lease programs. In addition, the Company has 8 stores on real property that is ground leased from third party lessors. The remaining properties are owned.

  In addition to charges for services, there have been cash advances to and from the Company and its affiliates in prior years for which interest, at then-current short-term investment rates, was charged or credited. As of January 4, 1998, the Company owed $234,000 to Casino Realty and Casino USA owed $2,646,000 to the Company, all related to payments for services and taxes. As of January 4, 1998, the Company had borrowed approximately $10,046,000 from Casino USA and approximately $10,955,000 from Casino Realty.

  Mr. Emmons also owns Hunter Aviation Ltd. ("Hunter Aviation"), which from time to time leases to the Company a twin engine airplane on a per trip basis. Hunter Aviation also leases this airplane to unrelated third parties. In fiscal 1997, the Company paid Hunter Aviation approximately $55,830. The Company believes the terms of its lease arrangement with Hunter Aviation are at least comparable to those available from unrelated third parties.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth information concerning cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company and its subsidiaries serving at fiscal year end.

                          SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION
                         ------------------------------------------------------------------------------------
                                                                           LONG TERM
                                                                      COMPENSATION AWARDS
                                                                     ---------------------
                                                                     RESTRICTED SECURITIES
                                                                       STOCK    UNDERLYING
        NAME AND         FISCAL  SALARY   BONUS      OTHER ANNUAL      AWARDS    OPTIONS       ALL OTHER
   PRINCIPAL POSITION     YEAR   ($)(1)   ($)(2)  COMPENSATION($)(3)   ($)(4)      (#)     COMPENSATION($)(5)
   ------------------    ------ -------- -------- ------------------ ---------- ---------- ------------------
Roger M. Laverty, III...  1997  $457,693 $    -0-      $71,281        $422,500    52,857        $19,393
 President(6)             1996  $400,000 $420,000      $   -0-        $    -0-       -0-        $18,498
                          1995  $398,269 $120,000      $   -0-        $    -0-       -0-        $14,092
Robert J. Emmons........  1997  $663,242 $    -0-      $   -0-        $    -0-       -0-        $22,743
 Chairman of the          1996  $648,443 $    -0-      $   -0-        $    -0-       -0-        $19,898
 Board and Chief          1995  $638,819 $    -0-      $   -0-        $    -0-       -0-        $17,616
 Executive Officer of
 the Company(7)
Martin A. Lynch.........  1997  $283,654 $    -0-      $48,367        $153,156    25,000        $ 8,917
 Executive Vice-          1996  $268,269 $125,000      $   -0-        $    -0-       -0-        $11,774
 President and Chief      1995  $258,269 $ 45,000      $   -0-        $    -0-       -0-        $ 8,394
 Financial Officer of
 the Company
Edward I. Sternlieb.....  1997  $308,497 $    -0-      $   -0-        $    -0-       -0-        $ 6,778
 Chairman of the Board    1996  $302,625 $    -0-      $   -0-        $    -0-       -0-        $ 8,969
 of Henry Lee(8)          1995  $302,674 $    -0-      $   -0-        $    -0-       -0-        $ 6,550
Dennis L. Chiavelli.....  1997  $241,154 $    -0-      $49,769        $153,156    25,000        $11,786
 Senior Vice-President,   1996  $211,096 $140,000      $   -0-        $    -0-       -0-        $13,768
 Operations of the        1995  $191,269 $ 40,000      $   -0-        $    -0-       -0-        $10,097
  Company

--------
(1) Includes amounts deferred by the named officer under the Company's 401(k) Savings Plan (the "401(k) Savings Plan"), which was established in fiscal 1992 and under which all named officers except Mr. Sternlieb are eligible to participate; the Henry Lee 401(k) Savings Plan (the "Henry Lee 401(k) Plan"), since November 1, 1994 (the date on which the Company acquired 90% outstanding shares of Henry Lee) and under which Mr. Sternlieb is eligible to participate; and the Company's Supplemental Deferred Compensation Plan, which was established to first take effect for fiscal 1995. In the case of Mr. Emmons, the compensation reported for fiscal 1997, 1996, and 1995 includes consulting payments totaling approximately $463,000, $448,000, and $437,000, respectively, made under his Employment Agreement with the Company. In the case of Messrs. Laverty and Lynch, the compensation reported also includes the portion deferred under their Deferred Compensation Agreements with the Company.

(2) Includes bonus payments made in the year after the listed year for services performed in the listed year, and excludes bonus payments made in the listed year for services performed in the prior year.

(3) Includes perquisites and other personal benefits paid to each named executive officer (including, depending upon the executive officer, reimbursement of tax preparation and/or financial planning expenses, club dues and moving expenses, and car allowances). Such perquisites and other personal benefits when stated as zero were less than the lesser of $50,000 or 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus." Financial planning expenses were paid as follows: $48,222 for Mr. Laverty, and $37,967 for each of Messrs. Lynch and Chiavelli.

(4) The listed dollar value is based on the closing price per share on the date of grant of $21.125. At fiscal year end, Mr. Laverty held 20,000 restricted shares having an aggregate fiscal year end value of $362,500, and Messrs. Lynch and Chiavelli each held 7,250 restricted shares, each having an aggregate fiscal year end value of $131,406. The performance period for the restricted stock will end at the earlier of five (5) years from the date of grant or when the Company's stock price appreciates 50% from the effective date of grant. If employment terminates due to normal retirement, the restricted stock will continue to vest. If employment is terminated due to voluntary resignation or involuntary termination, unvested awards will be terminated. If employment is terminated due to disability, death or early retirement, a prorated award based on service during the grant cycle will be made. Unvested restricted stock will immediately vest upon a change in control.

(5) The compensation reported represents amounts contributed by the Company under the 401(k) Savings Plan (or, in the case of Mr. Sternlieb, by Henry Lee under the Henry Lee 401(k) Plan, since the time Henry Lee has been a subsidiary of the Company) and the dollar value of insurance premiums paid by the Company (or, in the case of Mr. Sternlieb, by Henry Lee, since the time Henry Lee has been a subsidiary of the Company) with respect to term life insurance for the benefit of the named officer. Company contributions under the 401(k) Savings Plan (or, in the case of Mr. Sternlieb, Henry Lee contributions under the Henry Lee 401(k) Plan) during fiscal 1997 were as follows: $2,375 for Mr. Laverty, $1,875 for Mr. Emmons, $2,375 for Mr. Lynch, $4,750 for Mr. Sternlieb and $2,375 for Mr. Chiavelli. Company contributions under the 401(k) Savings Plan (or, in the case of Mr. Sternlieb, Henry Lee contributions under the Henry Lee 401(k) Plan) during fiscal 1996 were as follows: $2,375 for Mr. Laverty, $2,375 for Mr. Emmons, $2,375 for Mr. Lynch, $4,750 for Mr. Sternlieb and $2,375 for Mr. Chiavelli. Company contributions under the 401(k) Savings Plan (or, in the case of Mr. Sternlieb, Henry Lee contributions under the Henry Lee 401(k) Plan) during fiscal 1995 were as follows: $2,250 for Mr. Laverty, $2,250 for Mr. Emmons, $2,250 for Mr. Lynch, $4,620 for Mr. Sternlieb and $2,250 for Mr. Chiavelli. Company (or, in the case of Mr. Sternlieb, Henry
    Lee) payments of insurance premiums during fiscal 1997 were as follows:
    $17,018 for Mr. Laverty, $20,868 for Mr. Emmons, $6,542 for Mr. Lynch, $2,028 for Mr. Sternlieb, and $9,411 for Mr. Chiavelli. Company (or, in the case of Mr. Sternlieb, Henry Lee) payments of insurance premiums during fiscal 1996 were as follows: $16,123 for Mr. Laverty, $17,523 for Mr. Emmons, $9,399 for Mr. Lynch, $4,219 for Mr. Sternlieb and $11,393 for Mr. Chiavelli. Company (or, in the case of Mr. Sternlieb, Henry Lee) payments of insurance premiums during fiscal 1995 were as follows: $11,842 for Mr. Laverty, $15,366 for Mr. Emmons, $6,144 for Mr. Lynch, $1,930 for Mr. Sternlieb and $7,847 for Mr. Chiavelli.

(6) Mr. Laverty will serve as President until April 30, 1998.

(7) Mr. Emmons reassumed the position of Chief Executive Officer in December
    1997.

(8) Mr. Sternlieb became Chairman of Henry Lee in September 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                         ------------------------------------------------------------------------
                                                % OF TOTAL                           GRANT DATE
                         NUMBER OF SECURITIES OPTIONS GRANTED EXERCISE                PRESENT
                          UNDERLYING OPTIONS   TO EMPLOYEES     PRICE   EXPIRATION VALUE OF STOCK
          NAME                GRANTED(1)      IN FISCAL YEAR  PER SHARE    DATE      OPTIONS(2)
          ----           -------------------- --------------- --------- ---------- --------------
Roger M. Laverty, III...        52,857             11.6%       $21.125    5/9/07      $554,999
Robert J. Emmons........         -0-                -0-        $  -0-      -0-        $  -0-
Martin A. Lynch.........        25,000              5.5%       $21.125    5/9/07      $262,500
Edward I. Sternlieb.....         -0-                -0-        $  -0-      -0-        $  -0-
Dennis L. Chiavelli.....        25,000              5.5%       $21.125    5/9/07      $262,500

--------
(1) Options granted are nonqualified stock options, may be exercised up to ten years after the date of the grant and are subject to early termination in the event the option holder ceases to be an employee, becomes permanently disabled or dies. No option can be granted at an option price of less than the fair market value of Common Stock at the time the option is granted. One-third of the options become exercisable two years after the date of grant and each year thereafter so that 100% are exercisable four years after the date of grant. Unvested options will vest immediately upon a change in control.

(2) The Company used a Black-Scholes model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. Calculations for the named executive officers are based on the following assumptions: option term of 10 years, volatility of 29.52% (calculated daily over the one year period prior to grant date), dividends of $0.20 per share and interest rate of 6.71% (ten year Treasury note rate with a maturity date corresponding to the option term). The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period and upon when they are exercised.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

  The following table summarizes option exercises during fiscal 1997, and the number of all options and the value of all in-the-money options held at the end of fiscal 1997, by the executive officers named in the above Summary Compensation Table.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                     OPTIONS AT END OF FISCAL  THE-MONEY OPTIONS AT END
                         SHARES ACQUIRED    VALUE            1997 (#)            OF FISCAL 1997($)(1)
      NAME               ON EXERCISE (#) REALIZED($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
      ----               --------------- ----------- ------------------------- -------------------------
Robert J. Emmons........       -0-           -0-              -0-/-0-                    $0/$0
Roger M. Laverty, III...     10,000       $123,739        192,500/92,857           $952,625/$160,000
Martin A. Lynch.........      5,000       $ 73,365        132,500/45,000           $828,775/$80,000
Edward I. Sternlieb.....       -0-           -0-           13,334/6,666             $46,669/$23,331
Dennis L. Chiavelli.....      4,200       $ 59,085         55,467/38,333           $314,892/$53,332

--------
(1) Based on the market value of underlying securities at fiscal year end, less the exercise price.

  Pension Plan and 401(k) Savings Plan. The following table sets forth estimated annual pension benefits under the Smart & Final Pension Plan (the "Pension Plan"), on a straight life annuity basis for representative years of service as defined in the Pension Plan. Such benefits are subject to reduction for certain prior company retirement benefit plans.

                              PENSION PLAN TABLE

                                         ESTIMATED ANNUAL RETIREMENT BENEFITS AT
                                         AGE 65 FOR INDICATED YEARS OF CREDITED
                                                       SERVICE(1)
REMUNERATION ON                          ---------------------------------------
WHICH RETIREMENT             LIMITED
BENEFITS ARE BASED           EARNINGS      15      20      25      30      35
------------------           --------    ------- ------- ------- ------- -------
$125,000.................... $125,000    $18,750 $25,000 $31,250 $37,500 $43,750
 150,000.................... $150,000    $22,500 $30,000 $37,500 $45,000 $52,500
 175,000.................... $160,000(2) $24,000 $32,000 $40,000 $48,000 $56,000
 200,000.................... $160,000    $24,000 $32,000 $40,000 $48,000 $56,000
 225,000.................... $160,000    $24,000 $32,000 $40,000 $48,000 $56,000
 250,000.................... $160,000    $24,000 $32,000 $40,000 $48,000 $56,000
 300,000.................... $160,000    $24,000 $32,000 $40,000 $48,000 $56,000
 400,000.................... $160,000    $24,000 $32,000 $40,000 $48,000 $56,000
 450,000.................... $160,000    $24,000 $32,000 $40,000 $48,000 $56,000
 500,000.................... $160,000    $24,000 $32,000 $40,000 $48,000 $56,000

--------
(1) Amounts shown assume retirement at age 65 on January 1, 1998. Estimated annual retirement benefits are based on the plan in effect on January 1, 1998 and assume that no other offsets or grandfathered benefits are applied.

(2) Effective in 1994, the compensation used to determine the retirement benefit could not exceed $150,000 for all years of service. This limit is adjusted annually for cost-of-living and is equal to $150,000 through 1996, and increased to $160,000 for 1997.

  The Company maintains the Pension Plan for the benefit of all full-time employees of the Company (other than Port Stockton and Henry Lee employees who have their own employee benefit plans), who meet certain age and service requirements, to provide certain benefits in the event of normal, early or disability retirement, or death. The benefits are calculated on the basis of the participant's years of service (with years of service prior to January 1, 1992 being credited as though each year was 1.5 years) and the participant's average pay during his five highest paid consecutive years of service in the ten years prior to the date he ceases his employment, with the participant's minimum benefits being at least equal to his accrued benefit under the Company's prior pension plan. The compensation on which payments are based includes bonuses, overtime and other compensation but does not include amounts to be paid under the Pension Plan or any other employee benefit plan. A participant becomes 100% vested in his retirement benefit at the end of the fifth year of service. Under the Pension Plan, at the end of fiscal 1997, Messrs. Laverty, Emmons, Lynch and Chiavelli had credited approximately 19, 14, 8.5 and 12 actual years of service, respectively, and would have been entitled to minimum annual benefits of approximately $52,118, $77,873, $17,752 and $26,568, respectively. Mr. Sternlieb is not eligible to participate in the Pension Plan.

  The Company also maintains a defined contribution plan (the "401(k) Savings Plan") which is intended to satisfy the tax qualification requirements of
Section 401(k) of the Internal Revenue Code. All full-time employees of the Company (other than Port Stockton and Henry Lee employees who have their own employee benefit plans) who meet certain age and service requirements are eligible to participate in the 401(k) Savings Plan, which permitted participants to contribute for fiscal 1997 up to 15% of their compensation or $9,500, whichever was lower. The Company automatically matches 25% of each dollar contributed up to 6% of each participant's compensation and may in its discretion match up to an additional 75% of each dollar contributed up to 6% of the participant's compensation if the Company exceeds certain financial and profitability goals. In fiscal 1997, the Company made no additional discretionary match. Participants' contributions to the 401(k) Savings Plan, which are deemed to be contributions of the Company for tax purposes, are deducted from the participants' compensation prior to the calculation of federal and state income taxes, thereby decreasing the amount of a participant's compensation subject to tax.

  Participants are entitled to direct their contributions to one or more of four investment options. None of a participant's account balance in the 401(k) Savings Plan may be withdrawn prior to termination of employment or his attainment of age 70, whichever occurs earlier, except upon certain qualified financial hardships. Distribution of a participant's account balance will generally be made in a lump sum at the time of termination of employment. However, subject to certain conditions, a participant may elect to have distributions made in installments over a period of up to ten years and distributions in excess of $3,500 may be deferred. A participant's contributions to the 401(k) Savings Plan will vest immediately. The Company's contributions on behalf of such participant will vest at a rate of 25% per year beginning after the first year of service with 100% vested after five years.

  Henry Lee also maintains a defined contribution plan (the "Henry Lee 401(k) Plan") which is intended to satisfy the tax qualification requirements of
Section 401(k) of the Internal Revenue Code. As a full-time Henry Lee employee who has met certain age and service requirements, Mr. Sternlieb is a participant in the Henry Lee 401(k) Plan. The Henry Lee 401(k) Plan is similar to the 401(k) Savings Plan with respect to the tax advantages, eligibility requirements, loan features and hardship withdrawal provisions. The Henry Lee 401(k) Plan differs in several respects. The differences include, among other things, that Henry Lee automatically matches 50% of each dollar contributed up to 3% of the participant's compensation, participants may withdraw their account balances prior to termination when they reach the age of 65, employer contributions vest over a seven year vesting schedule at a rate of 20% per year commencing in the third year of participation, and participants are entitled to direct their contributions to eight different investment options.

  Deferred Compensation Plan. The Company also has a Supplemental Deferred Compensation Plan (the "Deferred Compensation Plan"), in which certain Company management, with annual base compensation of at least $75,000 in 1997 (adjusted annually), are eligible to defer pre-tax up to 100% of their base compensation and bonus (with a minimum annual deferral of $2,500). Participation is voluntary on an annual basis. Deferrals are credited to a special bookkeeping account in the participant's name, and earnings on deferrals are indexed to certain investment fund options. The Company pays all benefits and costs from its general assets and, while it has created a non-qualified grantor trust whose assets will be used to pay benefits and defray expenses, the assets of the trust will be subject to the claims of the Company's general creditors in the event of the Company's insolvency or bankruptcy. In general, participants will receive benefits under the Deferred Compensation Plan after retirement (with the minimum age for early retirement being 55 with ten years of service) in one of four pre-elected payment options, one lump-sum payment or a stream of five, ten or 15 annual payments. Limited withdrawals prior to retirement are permitted in accordance with the terms of the Deferred Compensation Plan. The Deferred Compensation Plan also provides additional death benefits in the event of death prior to retirement. In 1997 Mr. Laverty borrowed the sum of $29,965 against his current deferred compensation account. This loan is payable over 5 years and bears interest at 8%.

  Emmons Employment Agreements. The Company and Mr. Emmons are parties to an employment agreement (the "Emmons Employment Agreement") pursuant to which Mr. Emmons originally agreed to serve as the Chairman of the Board and Chief Executive Officer of the Company through December 31, 1993. The Emmons Employment Agreement also provides, among other things, that Mr. Emmons will serve as a consultant to the Company for a period of ten years commencing on January 1, 1994 for an annual consulting fee of $400,000, as adjusted by the consumer price index as provided in such agreement. The consulting arrangement includes a covenant not to compete pursuant to which Mr. Emmons has agreed that during such ten-year period he will not engage actively in any business with or be employed by any person or business that competes in any material respect with the business of the Company. In fiscal 1997, the Company also paid Mr. Emmons a fee of $200,000 (paid in quarterly installments) in consideration of his services as Chairman of the Company's Executive Operating Committee. In connection with Mr. Emmons' reassumption of the position of Chief Executive Officer, Mr. Emmons will receive a base salary of $650,000 in 1998, and he will be eligible for a bonus of up to 100% of his base salary based on the achievement of certain earnings per share goals by the Company in such fiscal year. Mr. Emmons also received in early 1998 a grant of 100,000 options which will become exercisable in November 1998, and 100,000 options which will become exercisable in November 1999 under the Equity Compensation Plan.

  Mr. Emmons also served as Chairman of the Board, President and Chief Executive Officer of Casino USA pursuant to an employment agreement between Mr. Emmons and Casino USA which extended through 1993 with a post-retirement consulting arrangement in effect thereafter. All compensation pursuant to such agreement is paid by Casino USA, and the Company does not reimburse Casino USA for such amounts.

  Laverty Employment Agreement. As of January 1, 1997, the Company and Mr. Laverty entered into a new employment agreement (the "Laverty Employment Agreement") which was to be effective through December 31, 1999. The Laverty Employment Agreement provided that if either party elects not to extend the Laverty Employment Agreement in accordance with the foregoing, then, upon the effective date of expiration, the Company would continue to pay Mr. Laverty's base salary for a period of 24 months in accordance with its normal payroll practices and shall also pay to Mr. Laverty an amount equal to twice the average bonus paid to him for the three fiscal years ending with the date of expiration of the term and all benefits to which Mr. Laverty has a vested right, including retirement benefits and retiree medical insurance. Under the Laverty Employment Agreement, Mr. Laverty's base salary was determined by the Board of Directors. Mr. Laverty also had the opportunity to earn an annual cash bonus of at least 100% of his annual base salary. Mr. Laverty also had the opportunity to earn long-term incentive awards and participate in all Company qualified retirement plans, group term life insurance, comprehensive health and major medical insurance, short and long-term disability and all other benefits and perquisites to which other executives and employees of the Company are eligible to receive, as commensurate with Mr. Laverty's position. The Laverty Employment Agreement further provided that the Company will provide Mr. Laverty and his surviving spouse full retiree medical insurance for the remainder of their respective lives in the event of Mr. Laverty's termination of employment due to death, retirement, disability, involuntary termination without cause, termination by the executive for good reason or in the event that the Laverty Employment Agreement was not renewed by the Company. The 1997 Agreement further provided for a minimum of five weeks paid vacation per year.

  In February 1998, the Company entered into a Separation Agreement and Mutual General Release ("Separation Agreement") whereby the Company and Mr. Laverty reached agreement on the terms of his separation from the Company to take place April 30, 1998. The Separation Agreement provides for cash payments to Mr. Laverty and continuation of certain Company benefits for a period of 36 consecutive months commencing May 1, 1998. During those 36 months Mr. Laverty shall be entitled to continuation of all health and life insurance coverage, eligibility to make contributions to the 401(k) plan and Deferred Compensation Plan, automobile allowance, and accrual of years of service for purposes of computing his benefits under the Supplemental Executive Retirement Plan. In the event of a change in control during the 36-month period as defined in the Separation Agreement, Mr. Laverty would be entitled to immediate payment of all remaining installments. For fiscal 1998, payments to Mr. Laverty under the Separation Agreement will total approximately $489,000.

  In April 1997, the Company and Mr. Lynch entered into a new employment agreement (the "1997 Lynch Agreement") pursuant to which Mr. Lynch has agreed to serve as Executive Vice President and Chief Financial Officer of the Company through March 31, 2000. The three-year term of the 1997 Lynch Agreement will be extended for one additional year at the end of each year of the 1997 Lynch Agreement unless either Mr. Lynch or the Company elects not to extend the term by notice given at least 90 days prior to the end of any calendar year in which event the then-current term will expire. If either party elects not to extend the 1997 Lynch Agreement in accordance with the foregoing, then, upon the effective date of expiration, the Company will continue to pay Mr. Lynch's base salary for a period of 24 months in accordance with its normal payroll practices and shall also pay to Mr. Lynch an amount equal to twice the average bonus paid to him for the three fiscal years ending with the date of expiration of the term and all benefits to which Mr. Lynch has a vested right, including retirement benefits and retiree medical insurance.

  Mr. Lynch's base salary shall be determined from time to time by the Board, but shall not be less than $280,000 per year. Once increased, the base salary shall not be decreased. The 1997 Lynch Agreement provides that Mr. Lynch will have an opportunity to earn an annual cash bonus and that the minimum target annual bonus opportunity will be at least 60% of his annual base salary. Mr. Lynch will also have the opportunity to earn long-term incentive awards and participate in all Company qualified retirement plans, group term life insurance, comprehensive health and major medical insurance, short and long-term disability and all other benefits and perquisites to which other executives and employees of the Company are eligible to receive, as commensurate with Mr. Lynch's position. The 1997 Lynch Agreement provides that the Company will provide Mr. Lynch and his surviving spouse full retiree medical insurance for the remainder of their respective lives in the event of Mr. Lynch's termination of employment due to death, retirement, disability, involuntary termination without cause, termination by the executive for good reason or in the event that the 1997 Lynch Agreement is not renewed by the Company. Mr. Lynch is entitled to a minimum of five weeks paid vacation per year.

  In the event the 1997 Lynch Agreement is terminated due to Mr. Lynch's retirement, death or disability, Mr. Lynch is entitled to receive his base salary through the date of termination plus all other amounts in which he is vested or otherwise entitled under the Company's retirement and employee benefit plans, including retiree medical insurance coverage as described above, at the time such amounts are normally payable. For purposes of the 1997 Lynch Agreement, disability generally means Mr. Lynch's inability to perform his duties due to illness or mental infirmity for a period of more than 90 days in the aggregate during any 12 consecutive month period. In the event the Lynch Employment 1997 Lynch Agreement is terminated by Mr. Lynch, the Company shall pay to Mr. Lynch his full base salary through the effective date of termination and a prorata bonus payment based upon the level of achievement of preestablished performance goals through the effective date of termination plus all other benefits to which he has a vested right at that time.

  At all times prior to six months before the effective date of a Change in Control (as defined in the 1997 Lynch Agreement) or at any time more than two years after a Change in Control, the Company may terminate the 1997 Lynch Agreement at any time for reasons other than death, disability, retirement or for cause. Upon the effective date of such a termination, the Company shall continue to pay Mr. Lynch in equal monthly installments the greater of (i) his base salary then in effect and bonus, equal to the average bonuses paid in the prior three years plus an additional sum not to exceed $150,000 depending on the date of such termination, for the remaining term of the 1997 Lynch Agreement, together with any continuation of health and welfare benefits for the remaining term, or (ii) two full years base salary and bonus, equal to the average of bonuses paid in the prior three years, plus a two-year continuation of health and welfare benefits, and, in all cases, all other benefits to which Mr. Lynch has a vested right at the time of termination.

  If the Company terminates the 1997 Lynch Agreement for cause, the Company shall pay Mr. Lynch his base salary through the effective date of termination and all other rights and benefits (other than vested benefits) to which Mr. Lynch would otherwise have been entitled under the 1997 Lynch Agreement shall be forfeited. If Mr. Lynch terminates the 1997 Lynch Agreement at any time prior to six calendar months prior to a Change in Control, Mr. Lynch shall be entitled to receive the same payments and benefits as if he had been involuntarily terminated by the Company without cause as discussed above. If Mr. Lynch terminates the 1997 Lynch Agreement for good reason within a period commencing six months before a Change in Control and ending 24 months after a Change in Control or the Company terminates Mr. Lynch's employment within such period for a reason other than cause, death, disability or retirement, Mr. Lynch shall be entitled to the payments and benefits described below. For purposes of the 1997 Lynch Agreement, the term "Change in Control" means, generally, either (i) a change in the beneficial ownership of 35% or more of the Company's voting power, (ii) during any two consecutive year period there is a change in those persons constituting a majority of the Board at the beginning of such period, or (iii) a plan of complete liquidation, an agreement for the sale of substantially all the Company's assets or a merger, consolidation or reorganization of the Company involving another corporation (other than a merger, consolidation or reorganization where current stockholders obtain at least 65% of the voting power of the Company (or surviving entity)). In the event of a termination of the 1997 Lynch Agreement in connection with a Change in Control during the period described above, the Company shall pay to Mr. Lynch and provide him with the following severance benefits: (i) an amount equal to three times Mr. Lynch's highest base salary,
(ii) an amount equal to three times his average annual bonus earned over the three fiscal years prior to the change in control (whether or not deferred) plus an additional amount not to exceed $150,000 depending on the date of such termination, (iii) an amount equal to Mr. Lynch's unpaid base salary and accrued vacation pay, (iv) an amount equal to Mr. Lynch's unpaid targeted annual bonus, established for the plan year in which the effective date of his termination occurs, adjusted for the Company's performance through the date of termination, prorated, (v) the continuation of the welfare benefits in effect for three full years after the effective date of termination, (vi) a lump-sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by Mr. Lynch under the terms of any and all supplemental retirement plans in which he participates, (vii) a lump-sum cash payment of the entire balance of Mr. Lynch's deferred amount under the Company's non-qualified deferred compensation plans, with interest, and (viii) a lump-sum cash payment of all amounts owed to Mr. Lynch under the deferred compensation plans, with upward adjustments for deemed future service. In the event any of the payments in connection with a Change in Control cause an excise tax to be imposed on Mr. Lynch under Section 4999 of the Code, the Company shall pay Mr. Lynch in cash an additional amount such that the net amount retained by Mr. Lynch after deduction for any excise tax and any income tax and excise tax upon tax payments made by the Company, shall be equal to the amount Mr. Lynch would have retained had no such excise tax been imposed.

  The 1997 Lynch Agreement also contains Mr. Lynch's covenant not to compete with the Company during the term and for the longer of twelve months following the expiration of the 1997 Lynch Agreement or any period during which the amounts are paid under the 1997 Lynch Agreement, and a covenant, for a period of 24 months following the expiration of the 1997 Lynch Agreement, not to attempt to induce other employees of the Company to terminate employment with the Company or to interfere in a similar manner with the business of the Company.

  The Company and Mr. Lynch are also parties to a deferred compensation agreement, effective as of January 1, 1994, whereby the Company agrees, among other things, during the term of Mr. Lynch's employment, to defer an annual amount equal to 5% of the annual compensation paid or payable to him by the Company (subject to adjustment in the event of increases in the Consumer Price Index) and to pay a final additional contribution (as described in such agreement). Payment of amounts due under the deferred compensation agreement are subject to forfeiture in the event that Mr. Lynch's employment is terminated by the Company for cause.

  Sternlieb Employment Agreements. During fiscal 1997, Mr. Sternlieb and Henry Lee were parties to an employment agreement. The employment agreement provided, among other things, for an annual base salary of $300,000; an annual bonus for calendar years 1995, 1996, 1997 and 1998 equal to 15% (12.5% for 1998) of the amount by which Henry Lee's earnings before provision for income taxes exceed the profit plan for that year, up to a maximum of $100,000; the inclusion in all retirement and employee benefit plans and programs of Henry Lee; the use of an automobile; and certain other perquisites and fringe benefits. The employment agreement was terminable prior to the expiration of its term (i) upon mutual agreement; (ii) upon the death or disability of Mr. Sternlieb; (iii) by Mr. Sternlieb, for good cause; or (iv) by Henry Lee, for good cause. The employment agreement also contained Mr. Sternlieb's covenant not to compete with Henry Lee for four years after the execution of the employment agreement. In early 1998, the employment agreement was terminated by mutual agreement and the parties entered into a consulting agreement whereby Mr. Sternlieb will act as a consultant to Henry Lee for a minimum of 750 hours per year through December 31, 1999. Mr. Sternlieb will receive compensation of $12,500 per quarter and reimbursement of certain expenses. He will also be eligible to receive a bonus of $25,000 if Henry Lee achieves 100% of its profit plan for 1999 and $50,000 if the company achieves 125% of its profit plan for 1999. Under the terms of the consulting agreement Mr. Sternlieb's former rights under his employment agreement with respect to stock option vesting and exercise shall continue to be in effect through December 31, 1999. The consulting agreement may be terminated (i) upon mutual agreement; (ii) upon the death or disability of Mr. Sternlieb; (iii) by Mr. Sternlieb, for good cause; or (iv) by Henry Lee, for good cause. The consulting agreement also contains Mr. Sternlieb's covenant not to compete with Henry Lee during its term.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's executive officers and directors and persons who own more than ten percent of the Company's Common Stock timely file initial reports of ownership of the Company's Common Stock and other equity securities and reports of changes in such ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company has instituted procedures to receive and review such insider reports. After a review of such insider reports, the Company believes that all required reports have been timely filed with the exception of two reports which the Company filed inadvertently late involving one transaction each by Antoine Guichard, a member of the Board of Directors and by John R. Goneau, Jr., President and Chief Operating Officer of Port Stockton.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

  Relationship Between the Company and Casino USA. Casino USA currently owns approximately 55.4% of the outstanding shares of the Company's Common Stock. Casino France owns approximately 99% of the outstanding shares of Casino USA's capital stock. The Company was informed in March 1998 that Mr. Jean-Charles Naouri now owns more than 50% of the voting interest in Casino France through an intermediary company. There is no agreement between Casino USA and any other party that would prevent Casino USA from acquiring additional shares of Common Stock or disposing of shares of Common Stock owned by it.

  The Company's Board of Directors includes Messrs. Emmons, Guichard, Bouchut, Bourgier and Couvreux who also serve as directors of Casino USA and/or who are affiliated with Casino France. Mr. Snollaerts, who has been nominated to the Board of Directors, is also affiliated with Casino France. In addition, Mr. Emmons serves as Chief Executive Officer and Chief Financial Officer of Casino USA. During fiscal 1997, Mr. Emmons devoted the substantial portion of his efforts to the Company's business. For information concerning certain other relationships of Mr. Emmons with the Company, see also "Compensation Committee Interlocks and Insider Participation" above.

  Certain Consulting Agreements. Yves Guichard and Gilles Pinoncely, past directors of the Company and affiliates of Casino France, are each party to a Consulting Agreement with the Company, pursuant to which each has agreed to provide consulting services to the Company from October 1, 1995 until September 30, 1997, in exchange for the sum of $80,000, payable quarterly, in advance.

  Real Estate Transactions. Henry Lee leases its truck facility from Edward Sternlieb, a consultant to the Company and former minority shareholder of Henry Lee, and its warehouse and office facilities from Mr. Sternlieb's parents, who are also affiliates of the minority shareholder of Henry Lee. Henry Lee has a right of first refusal and an option to purchase each of these leased properties from Mr. Sternlieb or his parents, as the case may be. The aggregate amount of future minimum rentals through fiscal 2005 due in connection with these leased facilities was approximately $7,547,000 at January 4, 1998. Total operating lease payments for fiscal 1997 were $836,000. Henry Lee also guarantees $2,779,000 of obligations of Mr. Sternlieb and his parents related to Henry Lee's truck facility and warehouse.

  Intercompany Agreement. The Company, Casino USA and Casino Realty are parties to an intercompany agreement (the "Intercompany Agreement") in order to regulate and provide for the relationships between the Company, Casino USA and Casino Realty and to provide for certain other transactions between them. In particular, the Intercompany Agreement provides for the performance of various administrative services by the Company for Casino USA and Casino Realty and by Casino USA for the Company. None of the Company, Casino USA or Casino Realty is obligated to use such services. Intercompany services are provided at the cost of providing such services, including the estimated allocable costs of (i) management and other employees performing the services,
(ii) computer time, (iii) allocable overhead and (iv) out-of-pocket expenses. Cost, for purposes of management and employees, is based on an estimated allocation of their time, based on a study of the actual time spent in past periods. Any fees for such services cannot exceed $100,000 in any three-month period without the written consent of the user of such services.

  Since 1986, the Company has performed a variety of services for Casino USA and Casino Realty, including accounting, human resources and systems development work, the cost of which has been charged to the benefited affiliated company. These charges amounted to $300,000 for fiscal 1997. It is anticipated that the Company will continue to provide these administrative services to its affiliates at its cost and that the levels of future services will not vary significantly from prior levels. The Intercompany Agreement also provides that Casino USA and Casino Realty will not, and will cause its affiliates that it controls or any corporation of which either holds more than 5% of the capital stock not to, engage in the Company's business. The initial term of the Intercompany Agreement was two years, and has been renewed from time to time as provided therein.

  Tax Agreement. The Company and Casino USA are parties to a state tax sharing arrangement covering income tax obligations in the State of California. Under this arrangement, the Company has made tax sharing payments to Casino USA, based upon pre-tax income for financial reporting purposes adjusted for certain agreed upon items. The Company made tax sharing payments to Casino USA aggregating $2,353,000 in fiscal 1997.

  Other Transactions Related to Henry Lee. In November 1994, the Company acquired 90% of Henry Lee, pursuant to a stock purchase agreement among the Company, Sternlieb Family Investments, Ltd., a Florida limited partnership and the selling shareholder, and Mr. Sternlieb and his parents. The purchase price for the acquired shares was paid by delivery of $10,663,000 in cash and a non-negotiable promissory note, in the initial principal amount of $8,000,000. The note accrues interest at the rate of 7.5% per annum, subject to increase in the event of default, and matures on October 31, 1999. As a part of the acquisition, the Company was also granted an option to purchase, and right of first refusal on, the remaining minority shares of Henry Lee. In early 1998, the Company purchased the remaining 10% of Henry Lee pursuant to a new stock purchase agreement. The purchase price for the remainder of the shares was $1,923,603 in cash. The new stock purchase agreement did not affect the terms of the promissory note given in the earlier purchase transaction.

  Throughout 1997, Henry Lee and a company wholly-owned by Mr. Sternlieb's father were parties to a consulting agreement which provided for a monthly consulting fee of $14,583.33. The consulting agreement is terminable prior to the expiration of its term (i) upon mutual agreement; (ii) upon the death or disability of Mr. Sternlieb's father; (iii) by the company wholly-owned by Mr. Sternlieb's father, for good cause or upon 30 days written notice; or (iv) by Henry Lee, for good cause. It also contains a covenant not to compete with Henry Lee for four years after the execution of the consulting agreement. For fiscal 1997, payments under the consulting agreement aggregated $175,000. In connection with the purchase of the remaining interest in Henry Lee, Henry Sternlieb's consulting agreement was amended to extend its expiration date from October 31, 1998 through December 31, 1998. Henry Sternlieb will receive payments of $12,500 per quarter throughout the term. Henry Lee and Mr. Sternlieb were also parties to an employment agreement in 1997. (See "Executive Compensation--Sternlieb Employment Agreement" above.)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information regarding the ownership of the Company's Common Stock as of March 26, 1998 by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company and its subsidiaries as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                          NUMBER OF
                                                            SHARES
                                                         BENEFICIALLY PERCENT OF
                     NAME                                   OWNED       CLASS
                     ----                                ------------ ----------
   Casino USA, Inc.(1)..................................  12,415,925     55.4%
   Ronald Baron(2)......................................   4,227,920     18.9
   U.S. Trust Company of New York(3)....................   1,465,534      6.5
   Robert J. Emmons(4)..................................     731,500      3.3
   Roger M. Laverty, III(6).............................     322,920      1.4
   Martin A. Lynch......................................     189,159      *
   Dennis L. Chiavelli..................................     109,419      *
   Ross E. Roeder(7)....................................      31,455      *
   David J. McLaughlin(7)...............................      26,405      *
   James S. Gold(5).....................................      18,955      *
   Timm F. Crull(5)(8)..................................      17,955      *
   Thomas G. Plaskett(5)................................      16,955      *
   Pierre B. Bouchut(5).................................      15,955      *
   Edward I. Sternlieb..................................      14,334      *
   Antoine Guichard.....................................         955      *
   All directors and executive officers as a group
    (23 persons) .......................................   1,688,930     75.3%

--------
*    Less than 1%.

(1) Casino France, as the owner of approximately 99% of the capital stock of Casino USA, may be deemed to beneficially own such shares. The address of Casino USA is 524 Chapala Street, Santa Barbara, California 93101, and the address of Casino France is 24, rue de la Montat, 42008 St.-Etienne Cedex 2, France. Rallye, a publicly traded French joint stock corporation, holds owns more than 50% of the voting interest in Casino France. Mr. Jean-Charles Naouri, through intermediary companies, indirectly controls more than 50% of the voting interest in Rallye. This note (1) is based solely on information provided to the Company by Casino France.

(2) All information with respect to Mr. Baron is based solely on Amendment No. 6 to Schedule 13D dated December 19, 1997, filed by him. Mr. Baron has sole voting and dispositive power over 429,500 shares (or 1.9% of the outstanding shares) and shared voting and dispositive power over 3,798,420 shares (or 16.9% of the outstanding shares). Of the 429,500 shares, 411,500 are held in his capacity as General Partner of Baron Capital Partners, L.P. and 18,000 shares are held by him personally. Of the 3,798,420 shares, 2,797,900 shares are held for the account of two registered investment companies, Baron Asset Fund and Baron Growth & Income Fund (the "Baron Funds"), which are advised by BAMCO, Inc., a registered investment advisor controlled by Mr. Baron, and 1,000,520 shares are held for the accounts of investment advisory clients of Baron Capital Management, Inc. ("BCM"), a registered investment company controlled by Mr. Baron. Mr. Baron disclaims beneficial ownership of shares held by the Baron Funds and for the accounts of investment advisory clients of BCM. The address of Mr. Baron is 767 Fifth Avenue, 24th Floor, New York, New York 10153.

(3) All information with respect to U.S. Trust Company of New York ("U.S. Trust") is based solely on a Schedule 13G/A dated February 6, 1998, filed by it. U.S. Trust acquired its beneficial ownership on behalf of others either through a trust/fiduciary capacity and/or a portfolio management/agency relationship. The address of U.S. Trust is 114 West 47 Street, New York, New York 10036.

(4) Includes 588,500 shares held by the Robert & Christine Emmons Family Trust, of which Mr. Emmons is the trustee and a beneficiary, and 143,000 shares which Mr. Emmons has the obligation to acquire under the Stock Purchase Agreement. Mr. Emmons is the Chairman of the Board, President and Chief Financial Officer of Casino USA but disclaims beneficial ownership of the shares of Common Stock owned by Casino USA. The address of Mr. Emmons is 524 Chapala Street, Santa Barbara, California 93101.

(5) Includes shares which such persons have the right to acquire within 60 days pursuant to the exercise of outstanding stock options of which 7,500 shares each are attributable to Messrs. Bouchut, Crull, Gold and Plaskett.

(6) Includes 450 shares held directly by Mr. Laverty's wife, which Mr. Laverty may be deemed to beneficially own.

(7) Includes shares held in profit sharing or IRA accounts for the benefit of the named individual or members of his immediate family.

(8) Shares held in family trust.

                             SELECTION OF AUDITORS

  The Board of Directors of the Company has appointed Arthur Andersen LLP, independent public accountants, as auditors of the Company for the year ending January 3, 1999, and has further directed that management submit the selection of auditors for ratification by the stockholders at the Annual Meeting. If the selection is not ratified, the Board will select other independent accountants. Arthur Andersen LLP has audited the Company's financial statements for the past twelve years. This firm will have representatives at the Annual Meeting, who will have an opportunity to make a statement and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE COMPANY'S YEAR ENDING JANUARY 3, 1999.

                                 ANNUAL REPORT

  The Company's Annual Report to Stockholders for fiscal year 1997 is being mailed to all stockholders. Any stockholder who has not received a copy may obtain one by writing to the Company.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, FOR THE YEAR ENDED JANUARY 4, 1998 (EXCLUSIVE OF EXHIBITS THERETO), FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON REQUEST OF ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK ON MARCH 26, 1998. ANY SUCH REQUEST SHALL BE IN WRITING AND ADDRESSED TO THE SECRETARY OF THE COMPANY, 4700 SOUTH BOYLE AVENUE, LOS ANGELES, CALIFORNIA 90058, TELEPHONE NUMBER (213) 589-1054.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form.

  A proposal by a stockholder intended to be presented at the 1999 Annual Meeting must be received by the Company at its principal executive offices by December 14, 1998, to be included in the Proxy Statement for that Meeting, and all other conditions for such inclusion must be satisfied.

                                 OTHER MATTERS

  The Company knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matter in their discretion.

                            SOLICITATION OF PROXIES

  The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive any compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Donald G. Alvarado
                                          Secretary

April 13, 1998

-------------------------------------------------------------------------------


PROXY                         SMART & FINAL INC.                          PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Robert J. Emmons and Donald G. Alvarado, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned and vote as directed on the reverse hereof all shares of Common Stock, $.01 par value per share, of Smart & Final Inc. (the "Company"), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 13, 1998, or any adjournment thereof, and in their discretion upon such other business as may properly come before the Annual Meeting, or any adjournments thereof.

                          (Continued on reverse side)

--------------------------------------------------------------------------------
                          -- FOLD AND DETACH HERE --

--------------------------------------------------------------------------------
------------------  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
     COMMON         OF EACH OF THE NOMINEES FOR DIRECTOR AND THE FOLLOWING
                    PROPOSAL.                                   Please mark [X]
                                                                 your votes
                                                                  like this

                                          FOR              WITHHOLD AUTHORITY
                                  ALL NOMINEES LISTED        TO VOTE FOR ALL
                                    BELOW (EXCEPT AS         NOMINEES LISTED
                                    INDICATED BELOW)              BELOW
1. Election of Directors                   [_]                     [_]
   Nominees: Pierre B. Bouchut,
   David J. McLaughlin, Thomas G.
   Plaskett and Etienne Snollaerts

(INSTRUCTION: To withhold authority to vote for any individual, cross his name out above.)

                                       FOR       AGAINST        ABSTAIN
2. Proposal to ratify the selection    [_]         [_]            [_]
   of Arthur Andersen LLP, as the
   Company's Auditors:

                                            THIS PROXY WHEN PROPERLY EXECUTED
                                            WILL BE VOTED IN THE MANNER DIRECTED
                                            HEREIN BY THE UNDERSIGNED
                                            STOCKHOLDER AND, IF NO DIRECTIONS
                                            ARE GIVEN, WILL BE VOTED FOR THE
                                            ELECTION OF THE NOMINEES AND THE
                                            PROPOSAL.



Signature _______________________________   Date _________________________,1998

Signature _______________________________   Date _________________________,1998

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, set forth your full title. When shares are held in more than one name, both parties should sign. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                               ADMISSION TICKET

                        [LOGO OF SMART & FINAL INC.(R)]

                      1997 ANNUAL MEETING OF STOCKHOLDERS

                            WEDNESDAY, MAY 13, 1998
                                   10:00 AM

                                 SMART & FINAL
                       ROBERT J. EMMONS TRAINING CENTER
                               4719 BOYLE AVENUE
                           VERNON, CALIFORNIA 90058

PLEASE ADMIT                                                   NON-TRANSFERABLE

--------------------------------------------------------------------------------

                                     [MAP]

IF YOU ARE COMING FROM LAX:

Take the 105 east to 710 north and exit on Atlantic South/Bandini West and stay to the left. Freeway exit merges into Atlantic. Make a right on District. Continue straight, District will become Leonis. Make a right on Boyle Ave.

IF YOU ARE COMING NORTH ON 710 FREEWAY:

Exit at Atlantic South/Bandini West and stay to the left. Freeway exit merges into Atlantic. Make a right on District. Continue straight, District will become Leonis. Make a right on Boyle Ave.

IF YOU ARE COMING SOUTH ON 710 FREEWAY:

Exit at Atlantic South/Bandini West and stay to the left. Freeway exit merges into Atlantic. Make a right at District. Continue straight, District will become Leonis. Make a right on Boyle Ave.

IF YOU ARE COMING NORTH ON 5 FREEWAY:

Exit south on Atlantic and continue to District. Make a right on District. Continue straight, District will become Leonis. Make a right on Boyle Ave.

IF YOU ARE COMING SOUTH ON 5 FREEWAY:

Keep to far right at transition for 60 & 5 freeways. Exit Soto St.; exit will merge with Soto south. Make a left on Leonis. Make a left on Boyle Ave.